Exhibit 99.1

SHIRLEY ANN JACKSON ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., September 26, 2005 . . . The IBM board of directors today elected Shirley Ann Jackson to the board.  Dr. Jackson is president of Rensselaer Polytechnic Institute.

Samuel J. Palmisano, IBM chairman and chief executive officer, said:  “Shirley Ann Jackson’s significant background and experience in technology and her leadership at one of the most highly regarded technological research universities in the world will make her a valuable member of our board.  We are very pleased she is joining us.”

Prior to becoming the president of Rensselaer, Dr. Jackson held senior positions in government, research and in academia — as a theoretical physicist at the former AT&T Bell Laboratories from 1976 to 1991, as professor of theoretical physics at Rutgers University from 1991 to 1995 and as chairman of the U.S. Nuclear Regulatory Commission from 1995 until she assumed her current position at Rensselaer in 1999.

Dr. Jackson, 59, holds a bachelor’s degree in physics and a doctorate in theoretical elementary particle physics, both from the Massachusetts Institute of Technology.  She is currently a director of the following companies — FedEx Corporation, Marathon Oil Corporation, Medtronic Inc., Public Service Enterprise Group Incorporated and United States Steel Corporation.

Dr. Jackson’s election to the IBM board is effective today, bringing the board to a total of 13 members.

Contact:	IBM
Edward Barbini, 914/499-6565
barbini@us.ibm.com